Exhibit 99.2

NEWS RELEASE
FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION, CONTACT:
April 28, 2015	David D. Brown
(276) 326-9000

First Community Bancshares, Inc. Announces Quarterly Dividend

Bluefield, Virginia – First Community Bancshares, Inc. (NASDAQ: FCBC) (www.fcbinc.com) (the “Company”) today announced that the board of directors declared a quarterly cash dividend to common shareholders of thirteen cents ($0.13) per common share. The quarterly dividend is payable on or about May 22, 2015, to common shareholders of record on May 8, 2015. The current year marks the 30th consecutive year of cash dividends paid to stockholders.

About First Community Bancshares, Inc.

First Community Bancshares, Inc., a financial holding company headquartered in Bluefield, Virginia, provides banking products and services through its wholly-owned subsidiary First Community Bank. First Community Bank operated 53 banking locations throughout Virginia, West Virginia, North Carolina, and Tennessee as of March 31, 2015. First Community Bank offers wealth management and investment services through its wholly-owned subsidiary First Community Wealth Management, a registered investment advisory firm, and the Bank’s Trust Division, which collectively managed $713 million in combined assets as of March 31, 2015. The Company provides insurance services through its wholly-owned subsidiary Greenpoint Insurance Group, Inc., a full-service insurance agency headquartered in High Point, North Carolina, that operated 11 insurance locations throughout Virginia, West Virginia, and North Carolina as of March 31, 2015. The Company’s common stock is listed on the NASDAQ Global Select Market under the trading symbol, “FCBC”. The Company reported consolidated assets of $2.59 billion as of March 31, 2015. Additional investor information is available on the Company’s website at www.fcbinc.com.

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports including, but not limited to, the Annual Report on Form 10-K for the most recent fiscal year end. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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